UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2006 (April 6, 2006)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 333-67232

11-3618510
(I.R.S. Employer Identification Number)

Britannia House, 960 High Road
London N12 9RY, United Kingdom
(Address of principal executive offices) (Zip Code)

011.44.8451087777
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed on Form 8-K filed November 29, 2005, on November 23, 2005, a Securities Purchase Agreement was entered for a $810,000 financial transaction by and among the Registrant, Mercantile Discount-Provident Funds, Hadar Insurance Company Ltd., the Israeli Phoenix Assurance Company Ltd. and Gaon Gemel Ltd. (respectively, the "Purchasers", the "Financing").

The Financing has been approved at a Special Meeting of the shareholders of the Registrant, held on March 13, 2006. The issuance and listing of the related shares of common stock of the Registrant have been approved by the American Stock Exchange on March 16, 2006.

In conjunction with the Financing, on March 28, 2006, the Registrant issued to the Purchasers an aggregate of 324,000 shares of common stock at a purchase price of $2.50 per share together with 81,000 warrants at $3.00 per share for a period of five years and 81,000 warrants at $3.25 per share for a period of five years.

On April 6, 2006, upon the fulfillment of the terms and conditions required by that certain Escrow Agreement dated November 23, 2005, by and between the Registrant, the Purchasers and the Escrow Agent, the Financing was closed.

The net proceeds of the financing are expected to be used for general working capital and/or investment in equipment and/or for acquisitions and/or business development.

The financing transaction will result in dilution in the percentage of common stock owned by the Registrant's current shareholders, although the price paid would be in excess of the net tangible assets per shares and are accordingly not economically dilutive. The potential of sales of these shares or the actual sale could have adverse effect on the price of the common stock.

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: April 10, 2006	By:	/s/ Guy Nissenson
Guy Nissenson
President and Chief Executive Officer